SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





       Date of Report (Date of earliest event reported): January 23, 1998



                              GROVE PROPERTY TRUST
             (Exact name of registrant as specified in its charter)
     Maryland 1-13080 06-1391084 (State or other jurisdiction (Commission (IRS Employer of incorporation) File No.) Identification Number)
                 598 Asylum Avenue, Hartford, Connecticut 06105
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (860) 246-1126


                                       N/A
          (Former name or former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets

Pursuant to a Purchase and Sale Agreement dated December 10, 1997 (the "Tanglewood Purchase Agreement") between Tanglewood Associates and Grove Corporation, Grove Property Trust (the "Company") acquired Tanglewood Apartments ("Tanglewood"), a residential apartment complex located in West Warwick, RI , from a non-affiliated party. The acquisition of Tanglewood which became effective January 23, 1998 was effected through Grove Operating L.P. (the "Operating Partnership"). The purchase price for Tanglewood was $6.75 million plus approximatesly $0.2 of closing costs. The purchase price for Tanglewood was determined by arms' length negotiation between the Company and Tanglewood Associates.

The above transaction was financed with a $6.9 million borrowing under the Company's Revolving Credit Facility.


Tanglewood is a 176-unit apartment community located in West Warwick, RI which was originally constructed in 1972 and 1973. The Company intends to continue to operate the property as rental apartments.

Tanglewood was acquired from a non-affiliated party pursuant to the Tanglewood Purchase Agreement. The property was acquired by the Operating Partnership through GPT-Tanglewood, LLC, a limited liability company in which the Operating Partnership is the sole member.

Item 7.  Financial Statements and Exhibits.

                  (a) Financial statements of Tanglewood Associates for the periods specified in Regulation S-X will be included in an amendment to this report as soon as practicable, but not later than 60 days after the date on which this report is required to be filed;

                  (b) Pro forma financial statements for the periods specified in Regulation S-K will be included in an amendment to this report as soon as practicable, but not later than 60 days after the date on which this report is required to be filed.

                  (c)  Exhibits.

     Exhibit No. Description 2.1 Purchase and Sale Agreement dated December 10 1997 between Tanglewood Associates as Seller, and Grove Corporation, as Purchaser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              GROVE PROPERTY TRUST


Date: February 6, 1998                        By:      /s/ Joseph R. LaBrosse
                                                    ----------------------------
                                                    Joseph R. LaBrosse
                                                    Chief Financial Officer





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Exhibit Index

Exhibit No.  Description
 2.1 Purchase and Sale Agreement dated December 10,
1997  between  Tanglewood  Associate  as  Seller,  and  Grove  Corporation,   as
Purchaser.

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